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Exhibit 12.1

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED EQUITY DISTRIBUTIONS

        The following table presents the ratio of earnings to combined fixed charges and preferred equity distributions for us and our consolidated subsidiaries for the periods indicated. For the purposes of calculating the ratio of earnings to combined fixed charges and preferred equity distributions, "fixed charges" consist of interest incurred on all indebtedness and amortization of capitalized expenses relating to indebtedness. "Earnings" consist of the sum of (i) pre-tax income before adjustment for noncontrolling interests in consolidated entities or income or loss from equity investees, (ii) fixed charges and (iii) distributed income of equity investees, less the sum of (i) preference security dividend requirements of consolidated subsidiaries and (ii) noncontrolling interests in pre-tax income of subsidiaries that have not incurred fixed charges.

	Fiscal Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of Earnings to Combined Fixed Charges and Preferred Equity Distributions	6.3x	6.2x	21.1x	27.0x	4.8x

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  Exhibit 12.1
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED EQUITY DISTRIBUTIONS